Exhibit 10.72

Hexion Specialty Chemicals, Inc.

2006 SALARIED INCENTIVE PLAN

Purpose of the Plan

To reward associates for profitably growing the business. The Plan is designed to link rewards with critical financial metrics for the purposes of promoting leadership actions which are the most beneficial to the company’s short term and long term value creation.

Plan Year

January 1, 2006 – December 31, 2006

Eligibility

Participation is based on individual associates’ scope of responsibility and contribution within the organization. Participant population includes:

•	Salaried exempt and non-exempt associates in Bands B* – D in bonus eligible roles

*limited participation based on the associate’s level of responsibility

Associates must be employed in a bonus eligible position for at least three full months during the plan period and must be actively employed by Hexion Specialty Chemicals, Inc. or a subsidiary company on December 31, 2006.

Eligible compensation for incentive is based on the participant’s rate of pay as of December 31, 2006. The participant’s incentive calculation will be prorated if a change in job level or incentive target occurs during the course of the plan year.

Plan Performance Measures

Financial Measures:

The primary financial metric will be:

•	EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization and excluding restructuring (as approved by the Board), gain/losses from the sale of businesses and integration expenses (same as ‘Segment’ EBITDA)

The achievement of EBITDA growth is the critical measure on which the investment community and future shareholders will evaluate Hexion’s performance in 2006. As a result, the participants who belong to the global divisions are focused and incentivized to manage the business to achieve growth in EBITDA.

EBITDA will be measured for global Hexion Specialty Chemicals and also at the global level for each division/business unit.

Personal Objectives Measures:

Each bonus eligible associate will also be measured on achievement of personal performance objectives. Personal Objectives are to be established at the beginning of the year as part of the IMPACT process. Personal Objectives must be specific and measurable (see IMPACT materials) and cannot be redundant to site/business unit/division/corporate EBITDA targets. For example, a site manager who has a site financial measure for his/her financial objective cannot have the same measure for his/her personal objective. At the conclusion of the year, the manager is responsible for the evaluation of the percent of personal objectives completed. A participant’s achievement of personal objectives cannot exceed 100%

Payment of the Personal Objectives measure is first contingent upon the achievement of the participant’s lowest level of Financial Measures (business unit, division or Hexion Global). This measure must meet the minimum EBITDA payout threshold for Personal Objectives to payout. And in any case, the Personal Objectives payout will not be higher than the EBITDA performance percent payout for the division/business unit. For example: if a participant’s division payout is at 98%, then the payout for 100% achievement of Personal Objectives cannot exceed 98%.

Examples of acceptable Personal Objectives are:

o	To reduce imperfect inventory by 15%
o	To train 100% of site associates on new OSHA standard by October 1

Examples of unacceptable personal objectives are:

o	To reduce imperfect inventory
o	To hold safety training

Plan Incentive Targets

Each eligible participant will have a target incentive opportunity expressed as a percent of their base salary. Targets are determined by the associate’s pay band and by the scope and contributions to the organization.

Pay Band	Incentive Target Award Range Expressed as a % of Base Salary	Maximum Incentive Payout Range Expressed as a % of Base Salary
B1 – B2	0% - 10%	0% - 17.5%
B3 – C1	0% - 15%	0% - 26.25%
C2 – C3	10% - 20%	17.5% - 35%
D	20% - 35%	35% - 61.25%

If the maximum EBITDA performance targets are attained and the participant’s performance against their Personal Objectives goals is evaluated to be Exceeds, this Plan can generate an award maximum of 175% of the Target Incentive Award.

Plan Payout Structure

The structure of each participant’s incentive is determined by the individual’s role in the organization and whether they report at a business unit level or at the corporate level. For example, an Operations Manager in a division will have a payout structure weighting as follows:

	Hexion Global	Global Division	Personal Objectives	Total
% of Target Award	20%	50%	30%	100%

At the end of the year a pool will be established for the payment of Personal Objectives with a relationship to the overall financial achievement of the business unit.

Calculation of Incentive Payments

Financial Measure:

EBITDA

Actual less Minimum Threshold
EBITDA Payment Calculation:	Maximum Less Minimum Threshold	=	%

The EBITA measure will have the following relationship between financial performance and incentive award payout:

	Minimum EBITDA	Lower Midpoint	Target EBITDA	Upper Midpoint	Maximum EBITDA
% of EBITDA Target	95%	96%	100%	104.5%	116%
% of Financial Award	25%	75%	100%	137.5%	175%

For actual performance between the points above, a straight line calculation will be made. There is no additional payment made for performance above the maximum.

Personal Objectives Measure:

At the end of the year, the participant and the participant’s manager will meet to discuss the participants’ performance against their personal objectives. The manager will use the participant’s feedback, as well as input from peers to determine the overall effectiveness of the participant’s performance. In addition, leadership judgment will be applied to determine the degree to which the participant’s efforts and initiative contributed to the Company’s overall success. The participant may receive an incentive payment for goal performance based on the relative individual contribution as to other participants.

When the 2006 audited financial performance results are available the financial award will be determined by first comparing the actual EBITDA with the plan. When the actual results are between two of the numbers shown, the award percentage is calculated using a proportional increase or decrease. Assessment of performance compared to the Personal Objectives results will be completed by each participant’s manager.

EBITDA Payout Examples:

See 2006 Salaried Incentive Plan Exhibits A1 – A3

Basis for Award Payouts

Financial Results: Bonus payments will be based on audited and approved financial results. No bonus payment will be made until formal results have been approved by Hexion’s corporate officers.

Payment against the achievement of the financial measures will be as follows:

a.	Payment of any financial element is contingent on its own merit.
b.	If there is more than one financial measure, payment against each of the measures will be independent of each other, for example, if Measure 1: “Business Unit” is met it will payout regardless of whether Measure 2: “Site” is met.
c.	Payment on achievement of Personal Objectives is contingent upon meeting the financial measure for the participant’s immediate area of responsibility.

Limitations: All incentive payments must be self-funded from profits generated at each division level. Hexion Specialty Chemicals has the right to amend or terminate this plan at any time.

Employment: Participants must be actively employed by Hexion Specialty Chemicals, Inc. or a subsidiary company on December 31, 2006 and must have been in an incentive eligible position for at least three full months during the financial year.

Performance Related Issues: Awards to participants who are subject to a disciplinary review of performance, or are on a performance improvement plan, need to be reviewed with the HR Divisional/Functional Leader to determine if the associate is eligible for a partial award.

Incentive Payments: Payments are subject to applicable taxes and garnishment/wage orders, and if the associate participates in the Hexion Specialty Chemical retirement plans, all incentive payments are subject to deferral and to plan provisions.

Pro-ration: A participant’s incentive payment will be prorated for any of the following conditions:

a.	Base Salary and Incentive Group: Awards are normally based on the base salary as of December 31st of the plan year. If an associate is promoted to a new incentive group, prior to April 1st of the plan year, there is no pro-ration for this promotion. The associate will be incentivized for the prior three months at the new incentive level.

b.	New Hires: Awards to participants who commenced employment during the plan year will be pro-rated on the basis of full month’s service during the year. Employees who commence employment before the 15th of any month will be considered to have a full month’s service for that month but must be employed before October 1, 2006 to be eligible to receive any payout

c.	Promotions/Incentive Target Changes: Awards to participants whose incentive group changes After April 1st of the plan year will be pro-rated on the basis of full month’s service at each job level during the year. (Job changes on or before the 15th of any month will be considered as in respect of the full month. Changes that take effect after the 15th of the month will be counted as effective the 1st of the next month for incentive calculation purposes.)

d.	Transfers: Awards to participants transferring between Divisions/Business Units/Sites during the plan year will be pro-rated on the basis of full month’s service in each

Division/Business Unit/Site during the year. Business performance against each applicable measure will be based on the full year performance. The award will be funded by the relevant Business Units. (Transfers on or before the 15th of any month will be considered as in respect of the full month. Transfers that take effect after the 15th of the month will be counted as effective the 1st of the next month for incentive calculation purposes.)

e.	Leaves of Absence/Disability: Approved leaves of absence for 12 weeks or less in the plan year will not be excluded from the incentive payment, i.e. the associate will be eligible to receive the full incentive payment. If an associate is absent or on a leave that exceeds 12 cumulative weeks, then any time not worked beyond the 12 weeks will be excluded for the plan year and the associate will receive a prorated incentive.

Timing of Payments: Typically financial results are announced in March following the end of the Plan year and incentive payouts are made in April. In no event shall payments be made prior to the approval of the final audited financials results of Hexion Specialty Chemicals, Inc. Board of Directors.

The Hexion Salaried Incentive Plan remains at the total discretion of the Company. Hexion retains the right to amend or adapt the design and rules of the plan. Local legislation will prevail where necessary.